Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been derived by applying pro forma adjustments to the historical consolidated balance sheet and statements of operations of Customers Bancorp, Inc.  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and for the three months ended March 31, 2016 are presented as if the Disbursement business acquisition was completed as of January 1, 2015.  The unaudited pro forma condensed combined balance sheet at March 31, 2016 gives pro forma effect to the acquisition as of that date.  Customers collectively refers to the adjustments relating to the acquisition as the “Pro Forma Adjustments.” The adjustments, which are based upon available information and upon assumptions that management believes to be reasonable and factually supportable, are described in the accompanying notes.

The financial information included in the unaudited pro forma condensed combined balance sheet and statement of operations are prepared in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma condensed consolidated balance sheet is presented for informational purposes only and should be read in conjunction with Customers Bancorp, Inc.’s historical consolidated financial statements and accompanying notes, which are included in Customers Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015. The assumptions and adjustments used are described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Customers Bancorp, Inc. allocated the acquisition price using its best estimates of fair value. These estimates are based on the most recently available information. The allocation of fair value is dependent upon a third-party valuation which is not yet final. There can be no assurances that these final valuations will not result in material changes to the estimated allocation.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X, and are not indicative of the results of operations that would have been realized had the acquisition actually been completed on the dates indicated, nor are they indicative of Customers' future financial position or operating results, particularly because the pro forma financial information excludes indirect operating expenses that will be incurred by Customers to operate the Disbursement business. In addition, Customers' operating plans for the Disbursement business provide for a dramatically reduced revenue model, one with no or low fees to account holders, than the model previously used by Higher One. The Department of Education also issued new rules specific to cash management practices of Title IV funds (i.e., student loans). The new regulation became effective on July 1, 2016 and included, among others, provisions related to (i) restrictions on the ability of higher education institutions and third party servicers like Higher One to market financial products to students, including sending unsolicited debit cards to students, (ii) prohibitions on the assessment of certain types of account fees on student account holders and (iii) requirements related to ATM access for student account holders.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2016
(amounts in thousands)

	As of March 31, 2016
	Historical Customers Bancorp (A)	Disbursement Business (B)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$63,849	$—	$(17,000)	(C)	$46,849
Interest earning deposits	198,789	—	—		198,789
Cash and cash equivalents	262,638	—	(17,000)		245,638
Investment securities available for sale, at fair value	556,165	—	—		556,165
Loans held for sale	1,969,280	—	—		1,969,280
Loans receivable	5,907,315	—	—		5,907,315
Allowance for loan losses	(37,605)	—	—		(37,605)
Total loans receivable, net of allowance	5,869,710	—	—		5,869,710
FHLB, Federal Reserve Bank, and other restricted stock	92,269	—	—		92,269
Accrued interest receivable	21,206	—	—		21,206
Bank premises and equipment, net	12,444	229	—		12,673
Bank-owned life insurance	158,339	—	—		158,339
Other real estate owned	5,106	—	—		5,106
Goodwill and other intangibles	3,648	—	13,593	(D)	17,241
Other assets	88,077	3,964	27,400	(E)	119,441
Total assets	$9,038,882	$4,193	$23,993		$9,067,068
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, non-interest bearing	$779,568	$—	$—		$779,568
Interest bearing	5,699,047	—	—		5,699,047
Total deposits	6,478,615	—	—		6,478,615
Federal funds purchased	80,000	—	—		80,000
FHLB advances	1,633,700	—	—		1,633,700
Other borrowings	86,624	—	—		86,624
Subordinated debt	108,709	—	—		108,709
Accrued interest payable and other liabilities	51,985	8,186	20,000	(C)	80,171
Total liabilities	8,439,633	8,186	20,000		8,467,819
Shareholders’ equity:					—
Preferred stock	79,677	—	—		79,677
Common stock	27,567	—	—		27,567
Additional paid in capital	364,647	(3,993)	3,993		364,647
Retained earnings	140,924	—	—		140,924
Accumulated other comprehensive loss, net	(5,333)	—	—		(5,333)
Treasury stock	(8,233)	—	—		(8,233)
Total shareholders’ equity	599,249	(3,993)	3,993		599,249
Total liabilities and shareholders’ equity	$9,038,882	$4,193	$23,993		$9,067,068

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(dollars in thousands, except share and per share data)

	Historical Customers Bancorp (F)	Disbursement Business (G)		Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans receivable, including fees	$182,280	$—		$—		$182,280
Loans held for sale	51,553	—		—		51,553
Investment securities	10,405	—		—		10,405
Other	5,612	—		—		5,612
Total interest income	249,850	—		—		249,850
Interest expense:
Deposits	33,982	—		—		33,982
Other borrowings	6,096	—		—		6,096
FHLB advances	6,743	—		—		6,743
Subordinated debt	6,739	—		—		6,739
Total interest expense	53,560	—		—		53,560
Net interest income	196,290	—		—		196,290
Provision for loan losses	20,566	2,101	(H)	—		22,667
Net interest income after provision for loan losses	175,724	(2,101)		—		173,623
Non-interest income:
Mortgage warehouse transactional fees	10,394	—		—		10,394
Bank-owned life insurance	7,006	—		—		7,006
Gains on sales of loans	4,047	—		—		4,047
Deposit fees	944	—		—		944
Mortgage loan and banking income	741	—		—		741
Loss on sale of investment securities	(85)	—		—		(85)
Other	4,670	120,794		—		125,464
Total non-interest income	27,717	120,794		—		148,511
Non-interest expense:
Salaries and employee benefits	58,777	—		—		58,777
Professional services	11,042	—		—		11,042
FDIC assessments, taxes, and regulatory fees	10,728	—		—		10,728
Technology, communication and bank operations	10,596	47,633	(I)	2,740	(K)	60,969
Occupancy	8,668	—		—		8,668
Other real estate owned	2,516	—		—		2,516
Advertising and promotion	1,475	—		—		1,475
Loan workout	1,127	—		—		1,127
Other	10,017	69,161	(J)	6,240	(L)	85,418
Total non-interest expense	114,946	116,794		8,980		240,720
Income before income tax expense	88,495	1,899		(8,980)		81,414
Income tax expense	29,912	674	(M)	(3,188)	(M)	27,398
Net income	58,583	1,225		(5,792)		54,016
Preferred stock dividends	2,493	—		—		2,493
Net income available to common shareholders	$56,090	$1,225		$(5,792)		$51,523

Basic earnings per common share	$2.09					$1.92
Diluted earnings per common share	$1.96					$1.80

Weighted average number of common shares:
Basic	26,844,545					26,844,545
Diluted	28,684,939					28,684,939
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2016
(dollars in thousands, except share and per share data)

	Historical Customers Bancorp (A)	Disbursement Business (N)		Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans receivable, including fees	$54,472	$—		$—		$54,472
Loans held for sale	14,106	—		—		14,106
Investment securities	3,709	—		—		3,709
Other	1,111	—		—		1,111
Total interest income	73,398	—		—		73,398
Interest expense:						—
Deposits	10,212	—		—		10,212
Other borrowings	1,606	—		—		1,606
FHLB advances	2,268	—		—		2,268
Subordinated debt	1,685	—		—		1,685
Total interest expense	15,771	—		—		15,771
Net interest income	57,627	—		—		57,627
Provision for loan losses	1,980	289	(H)	—		2,269
Net interest income after provision for loan losses	55,647	(289)		—		55,358
Non-interest income:						—
Mortgage warehouse transactional fees	2,548	—		—		2,548
Bank-owned life insurance	1,123	—		—		1,123
Gains on sales of loans	644	—		—		644
Deposit fees	255	—		—		255
Mortgage loan and banking income	165	—		—		165
Gain on sale of investment securities	26	—		—		26
Other	733	32,145		—		32,878
Total non-interest income	5,494	32,145		—		37,639
Non-interest expense:						—
Salaries and employee benefits	17,332	—		—		17,332
FDIC assessments, taxes, and regulatory fees	4,030	—		—		4,030
Professional services	2,657					2,657
Technology, communication and bank operations	2,643	12,238	(I)	685	(O)	15,566
Occupancy	2,325	—		—		2,325
Loan workout	418					418
Other real estate owned	287	—		—		287
Advertising and promotion	256	—		—		256
Other	3,957	3,761	(J)	1,560	(P)	9,278
Total non-interest expense	33,905	15,999		2,245		52,149
Income before income tax expense	27,236	15,857		(2,245)		40,848
Income tax expense	9,537	5,629	(M)	(797)	(M)	14,369
Net income	17,699	10,228		(1,448)		26,479
Preferred stock dividends	1,286	—		—		1,286
Net income available to common shareholders	$16,413	$10,228		$(1,448)		$25,193

Basic earnings per common share	$0.61					$0.93
Diluted earnings per common share	$0.57					$0.88

Weighted average number of common shares:
Basic	26,945,062					26,945,062
Diluted	28,783,101					28,783,101
See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The pro forma data is presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if the transaction had been consummated as of January 1, 2015, nor is the data necessarily indicative of future operating results or financial position. Pro forma adjustments reflect only those adjustments which are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the registrant, and are (iii) factually determined.

NOTE 1 - DISBURSEMENT BUSINESS ACQUISITION
On June 15, 2016, Customers Bancorp, Inc. ("Customers Bancorp") and its subsidiary, Customers Bank ("Customers Bank," and, together with Customers Bancorp, "Customers") completed the acquisition by Customers of substantially all of the assets and the assumption of certain liabilities of the Disbursement business from Higher One. The acquisition was completed pursuant to the terms of an Asset Purchase Agreement (the "Purchase Agreement") between Customers and Higher One dated December 15, 2015.
The transaction contemplates aggregate guaranteed payments to Higher One of $42 million. The aggregate purchase price payable by Customers is $37 million in cash, with the payments to be made in three installments: (i) $17 million in cash upon the closing of the acquisition, (ii) $10 million upon the first anniversary of the closing and (iii) $10 million upon the second anniversary of the closing. In addition, concurrently with the closing, the parties have entered into a Transition Services Agreement ("TSA") pursuant to which Higher One will provide certain transition services to Customers through June 30, 2017. As consideration for these services, Customers will pay Higher One an additional $5 million in cash, which is to be paid over a one-year period beginning in July 2016. Customers also will be required to make additional payments to Higher One if, during the calendar years 2017, 2018 or 2019, revenues from the acquired Disbursement business exceed $75 million in a year. The potential payment will be equal to 35% of the amount the acquired Disbursement business related revenue exceeds $75 million in each year. Customers does not expect to make payment to Higher One under this provision and has not recorded a liability for additional contingent purchase consideration.
The amounts assigned to the net tangible and identifiable intangible assets acquired are based on their respective fair values determined as of acquisition date of June 15, 2016. No contingent liability has been recorded at the acquisition date, as revenues are not currently estimated to exceed $75 million in 2017, 2018, or 2019. This contingent liability is subject to re-estimation on an annual basis. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill and amounts to approximately $4.3 million.
Customers Bancorp allocated the acquisition price using its best estimates of fair value. These estimates are based on the most recently available information. The allocation of fair value is dependent upon a third-party valuation which is not yet final. There can be no assurances that these final valuations will not result in material changes to the estimated allocation.
A summary of the purchase price allocation is as follows:

June 15, 2016
(amounts in thousands)
Purchase consideration:
Cash paid on acquisition date	$17,000
Cash held in escrow to be paid over 2 years	20,000
Total purchase consideration	$37,000
Preliminary allocation of purchase consideration:
Developed technology	$27,400
Identifiable intangible assets	9,300
Goodwill	4,293
Fixed assets	229
Net liabilities assumed	(4,222)
Total net assets acquired	$37,000

The goodwill and identifiable intangible assets related to the Disbursement business acquisition are tax deductible. Customers estimated the fair value of the net assets acquired using income, cost and market approaches. The following table presents the estimated fair values of the developed technology and identifiable intangible assets as of the acquisition date and the estimated remaining useful lives:

(amounts in thousands)
Description	Fair Value	Estimated Remaining Useful Life

Developed technology	$27,400	10 years
Customer relationships:
Students	1,500	6 years
Higher education institutions	4,800	20 years
Non-compete agreements	3,000	4 years

Customers incurred one-time acquisition related expenses of approximately $0.9 million in second quarter 2016 in connection with the acquisition of the Disbursement business. These costs were not included in the pro forma adjustments because they will not have a continuing effect on the results of operations. Acquisition related expenses incurred prior to second quarter 2016 were not material.

The following notes accompany the unaudited pro forma condensed combined financial statements:

A.	As presented in Customers Bancorp, Inc.'s quarterly report on Form 10-Q for the three months ended March 31, 2016 filed with the SEC on May 5, 2016.

B.
Derived from the audited statement of assets acquired and liabilities assumed included elsewhere in this Form 8-K/A. As a practical expedient, amounts as of June 15, 2016 were used to approximate the March 31, 2016 balances.

C.
Represents a reduction in cash for the amount paid upon closing and an increase in other liabilities for the amounts payable over the next two years. The cash placed in escrow for payment over the next two years is restricted cash and remains in Customers Bancorp's reported cash balances until the amounts are paid to Higher One.

D.	Represents the allocation of the purchase price to goodwill and identifiable intangible assets.

E.	Represents the allocation of the purchase price to the developed technology.

F.	As presented in Customers Bancorp, Inc.'s annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016.

G.	Derived from the audited statement of revenue and direct expenses for the year ended December 31, 2015 included elsewhere in this Form 8-K/A.

H.	Represents the estimated provision for overdrawn accounts for deposits held at Customers Bank for the periods presented.

I.	Includes expenses for data processing, customer service, network fees, card fulfillment, depreciation and other bank related expenses.

J.	Includes expenses for fraud, estimated provision for overdrawn accounts held outside of Customers Bank, restitution related expenses and other overhead costs and expenses.

K.	Represents twelve months of amortization expense for the developed technology.

L.
Represents twelve months of amortization expense for the identified intangibles totaling $1.24 million and $5.0 million of expense for services rendered under the TSA, which will have a continuing impact on the results of operations.

M.	Tax expense was derived by using Customers' estimated effective tax rate of 35.5% for the periods presented.

N.	Derived from the unaudited statement of revenue and direct expenses for the three months ended March 31, 2016 included elsewhere in this Form 8-K/A.

O.	Represents three months of amortization expense for the developed technology.

P.
Represents three months of amortization expense for the identified intangibles totaling $0.3 million and $1.3 million of expense for services previously rendered under the TSA that will have a continuing impact on the results of operations after the expiration of the TSA.